Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Neogen Corporation and subsidiaries of our reports dated July 30, 2024, relating to the consolidated financial statements and the effectiveness of Neogen Corporation’s internal control over financial reporting, of Neogen Corporation (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended May 31, 2024. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of May 31, 2024.

/s/ BDO USA, P.C.

BDO USA, P.C.

Grand Rapids, Michigan

August 20, 2024